                                                           EXHIBIT NUMBER 10.41


         During the second quarter of 2000, the following letter regarding incentive compensation was issued to nine employees of Anker Energy Corporation, an indirect, wholly-owned subsidiary of Anker Coal Group, Inc.

                      FORM OF INCENTIVE COMPENSATION LETTER




Dear _______________:

         Bonuses are tools to recognize superior performance and to incentivize employees to work together as a team to achieve the Company's goals. In the past, bonuses have been given based upon individual and Company performance but have been arbitrary based on many different objectives.

         In order to quantify the incentive bonus plan for senior management, the Company feels that the overall performance measurement to build a team approach should be based on consolidated EBITDA. To make the plan meaningful, it should include the following incentives for the Company and the employee:

         o If the Company's performance doesn't meet a minimum consolidated EBITDA performance, the bonus will be reduced by [___]% for each $[___] million of EBITDA performance below the minimum. If the EBITDA performance is less than [___]% of the approved Company's budgeted EBITDA, no bonus will be paid.

         o The bonus percentage will be increased based on performance greater than the minimum consolidated EBITDA.

         o The bonus program will be reviewed every two years to challenge the measurement concept of the Company and the percentage rates to be paid.

         Based on the Company's current financial history and projections, the following incentive bonus plan will be in effect for you in the calendar years 2000 and 2001:

         o        The minimum EBITDA performance will be $[___] million.

         o If the minimum EBITDA performance is achieved, you will be paid a bonus of [___]% of your annual base salary.

         o The bonus will be increased by [___]% for each $[___] million of EBITDA performance achieved greater than the $[___] million minimum performance up to and including $[___] million.

         o The bonus will be increased by an additional [___]% for each $[___] million of EBITDA performance achieved greater than $[___] million.

         o For calculation purposes, EBITDA will be rounded to the nearest $[___] million and adjusted for extraordinary items such as impairment of assets, etc.

         o Bonuses will be based on the final audit report of the Company's independent auditors and will be paid within 30 days after completion of the audit.

         The Company's performance is dependent upon the performance of each of its employees. We feel this incentive plan is fair and indicative of the contribution you are making towards achieving the overall goals of the Company. Thank you in advance for the hard work you do for Anker Coal Group, Inc.

                                           Sincerely,


                                           --------------------------------
                                           William D. Kilgore
                                           Chairman


                                           --------------------------------
                                           Bruce Sparks
                                           President

/cg